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                     SECURITIES AND EXCHANGE COMMISSION

                          Washington, D. C.  20549

                                  FORM 8-K

                               CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

    Date of report (Date of earliest event reported):  February 26, 1999


                                CONNECT, INC.
           (Exact name of registrant as specified in its charter)

                                  Delaware
               (State or other jurisdiction of incorporation)

                  000-20873                           77-0431045
            (Commission File No.)          (IRS Employer Identification No.)

                              515 Ellis Street
                          Mountain View, CA  94043
            (Address of principal executive offices and zip code)

     Registrant's telephone number, including area code: (650) 254-4000

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Item 5.    Other Events.

     In December, 1998, Connect, Inc. (now doing business as ConnectInc.com, the "Company") was informed by The Nasdaq Stock Market, Inc. ("Nasdaq") that it did not meet the requirements for the continued listing of its common stock on The Nasdaq National Market. Specifically, Nasdaq's listing rules require the Company to maintain net tangible assets of at least $4 million, and the Company's net tangible assets were $1.1 million as of September 30, 1998. On January 22, 1999, the Company completed a private placement of 1,538,462 shares of common stock at $2.60 per share, resulting in gross proceeds of approximately $4.0 million. As a result of the private placement, the Company's net tangible assets were increased and the Company believes that as of the date hereof it is in compliance with the Nasdaq net tangible assets requirements. Attached as
Exhibit 99.1 is an unaudited balance sheet as of January 31, 1999, prepared in accordance with generally accepted accounting principles, subject to normal year-end adjustments, reflecting such compliance.

Item 7.    Financial Statements and Exhibits.

     a.  None.

     b.  None.

     c.  Exhibits

          99.1  Balance Sheet, as of January 31, 1999.

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                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Connect, Inc.

Dated:  February 26, 1999               By:    /s/ Greigory Park
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                                           Greigory Park
                                           Vice President of Finance
                                           and Chief Financial Officer